Exhibit 99.1

E-FILED

Court of Appeals

Suzanne C. Johnson,

Clerk of Court

7/15/2021 11:36 AM

Circuit Court for Baltimore City

Case No. 24-C-11-008391

Argument: December 4, 2020

IN THE COURT OF APPEALS

OF MARYLAND

No. 18

September Term, 2020

Impac Mortgage Holdings, Inc.

V.

Curtis J. Timm, et al.

Barbera, C.J.,

McDonald

Watts

Hotten

Getty

Booth

Biran,

JJ.

Opinion by McDonald, J.

Filed: July 15, 2021

As every lawyer knows, ambiguity happens. Ambiguity can happen in a contract provision for any number of reasons – the parties did not anticipate all of the circumstances to which the provision might apply; the parties believed that clarifying the provision would be an obstacle to an agreement on seemingly more important terms and left any clarification of the provision to the future in the unlikely event the provision ever had to be applied; or the drafter of the contract simply copied a similar provision from a prior contract that had never been tested or interpreted. This case concerns the interpretation of an ambiguous provision in the charter of a corporation – an instrument that is regarded, under Maryland law, as a contract between the corporation and its shareholders.

Petitioner Impac Mortgage Holdings, Inc. (“Impac”), a publicly-held Maryland corporation, decided to raise some capital by issuing a series of preferred stock known as Series B. A provision of Impac’s charter seemingly prohibited it from adversely changing the special rights and preferences of Series B stock without the approval of the owners of two-thirds of Series B shares. The meaning of that provision was rendered ambiguous when Impac later issued a nearly identical series of preferred stock known as Series C. In 2009, after the company fell on hard times during the Great Recession, Impac sought to buy back the shares of both series at a severe discount and to eliminate the special rights and privileges associated with those shares. Owners of two-thirds of the shares of both series, tallied together, approved the measure; however, owners of less than two-thirds of Series B did so, if the votes of shareholders of the two series were tallied separately.

In Impac’s view, the approval of two-thirds of the Series B and Series C shares, counted together, provided the requisite approval required by the charter provision relating to Series B shares. Respondents Curtis J. Timm and Camac Fund LP (“Camac”), who own some of the Series B shares that remain outstanding, disagree. Mr. Timm filed this action, which Camac later joined, in the Circuit Court for Baltimore City, seeking to restore the rights and preferences of Series B shares.

In ruling on cross-motions for summary judgment, the Circuit Court found that the charter language was ambiguous and that the extrinsic evidence and interpretive aids referenced by the parties did not resolve the ambiguity. The court then construed the provision against Impac as the drafter of the provision, under a canon of construction that courts use to construe a contract when neither the contract language nor extrinsic evidence illuminates the parties’ intent. The court ruled that shareholders of the two series of stock were to vote separately on Impac’s proposal to buy back the shares and eliminate their special rights and privileges. The failure to obtain the approval of owners of two-thirds of the Series B shares doomed that proposal as to Series B. On appeal, the Court of Special Appeals opined that the charter language was unambiguous, but reached the same ultimate result.

We conclude that the charter provision is ambiguous. That ambiguity is resolved by the contemporaneous and undisputed documentation of Impac’s undertaking to the Series B shareholders that it would not amend its charter adversely as to their shares unless the requisite supermajority of shares of that series voted to approve the amendment. Accordingly, without resorting to construing the charter provision against the drafter – which, in any event, was Impac – we hold that the Circuit Court reached the correct result when it granted summary judgment in favor of the shareholders on that issue, and that the Court of Special Appeals did not err in affirming that judgment.

I

Legal Landscape

This case concerns the rights of holders of preferred stock of a corporation under the corporation’s charter – a document that courts typically construe by reference to principles of contract law. To set the stage for a reader who does not live in that world every day, it is useful to describe some basic elements of corporate finance and basic principles of contract interpretation under Maryland law.

A.	Setting the Terms for the Issuance, Sale, and Buy-back of Stock of a Corporation

1.          The Authorization and Issuance of Stock

A corporation may raise funds in several ways. One way is to issue and sell stock in the company. A purchaser thereby obtains equity in the corporation. The two chief types of stock are known as common stock and preferred stock. Holders of common stock typically have greater voting rights in the affairs of the corporation than holders of preferred stock, but they also incur greater risk as the company’s fortunes wax or wane. Holders of preferred stock generally come before holders of common stock in the distribution of dividends and, in the event of dissolution, of corporate assets.1

1 A company may also issue and sell corporate bonds, by which the purchaser lends money to the corporation. As a general rule, bondholders have a greater claim than stockholders to the assets of the corporation in dissolution.

The charter of a corporation – also referred to as its articles of incorporation – is the foundational document of the company. Maryland Code, Corporations & Associations Article (“CA”), §§2-102, 2-104. A corporation’s charter specifies the types and quantity of stock the company may issue and defines the rights and priorities of the shareholders of the various types of stock. CA §§2-104, 2-105. Specifically, if a corporation divides its stock into classes, its charter must include “a description of each class including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption.” CA §2-104.

Thus, whenever a corporation’s governing body (typically, a board of directors) decides that the corporation should be authorized either to issue additional stock or to change the class or terms applicable to already-authorized stock, the charter must be amended. CA §2-105. Under Maryland law, such amendments can be done pursuant to a resolution of the corporation’s board of directors, without shareholder approval, when the charter has granted that power to the board. CA §§2-105(a)(13), 2-208.2 The instrument that effectuates the board’s resolution is called an “articles supplementary.”3 Id. Despite that unwieldy name, “articles supplementary” in this context are simply an amendment of the corporate charter. It must be signed and acknowledged by a corporate officer or agent,

2 Under CA §2-607, most amendments to a corporation’s charter must be approved by the shareholders. However, under an exception to that provision, a charter may empower the board of directors to approve the issuance of new stock, or to classify or reclassify already-authorized stock, without shareholder approval.

3 Under the Maryland General Corporation Law, “articles supplementary” are a part of a corporation’s charter. CA §1-101(f)(2).

as witnessed or attested to by a corporate officer or agent, and filed with the State Department of Assessments and Taxation (“SDAT”). CA §1-301.

A corporate charter is considered to be a contract between the corporation and its shareholders. Oliveira v. Sugarman, 451 Md. 208, 235-36 (2017); see also James J. Hanks, Jr., Maryland Corporation Law (2d ed.), §3.07. Thus, when interpreting a charter provision that specifies the matters on which the owners of particular shares may vote, a court is essentially construing a provision of a contract between the corporation and the shareholders. Tackney v. U.S. Naval Academy Alumni Ass’n, 408 Md. 700, 716 (2009) (“It is a fundamental principle that the rules used to interpret statutes, contracts, and other written instruments are applicable when construing corporate charters and bylaws.”) (citation and internal quotation marks omitted).

2.       The Public Offering and Sale of Stock

A corporation that sells a new issue of its stock, including stock classified pursuant to articles supplementary, may enter into an agreement with underwriters to distribute the stock. Underwriters are typically investment banks with expertise in distributing stock in an initial offering to members of the public interested in purchasing that stock. An underwriter is thus an intermediary that assists a company in the sale and distribution of its stock to the ultimate shareholders.4 See William M. Prifti, Securities: Public & Private Offerings (2d ed. & Oct. 2020 update), §5.1.

4 See Securities Act of 1933, §2(a)(11), 15 U.S.C. §77b(a)(11) (defining “underwriter” as one “who has purchased [stock] from an issuer with a view to, or offers or sells for an issuer in connection with, the distribution of [that stock] . . .”).

In connection with a public offering of stock that will be traded on a stock exchange, a company must make certain filings with the Securities and Exchange Commission (“SEC”). An important component is a prospectus that discloses to potential purchasers of that stock the material facts about the company and the stock – including the nature of the stock and the rights of shareholders of that stock under the corporate charter. The company and the underwriter use the prospectus essentially as a sales brochure. Prifti, supra, §7.1. The information disclosed in a prospectus “enables investors to evaluate the securities offered and thus make informed investment decisions.” Marc I. Steinberg, Understanding Securities Law (7th ed. 2018) at 125. Such a document may include a summary and be supplemented as the company issues additional stock.

Maryland common law has long set an expectation that a corporation that issues a prospectus is to “state everything with strict and scrupulous accuracy.” Findlay v. Baltimore Tr. & Guarantee Co., 97 Md. 716, 723 (1903) (quoting Savage v. Bartlett, 78 Md. 561, 565 (1894)). The securities laws set the same expectation; under those laws, misleading statements of material fact in the prospectus may subject the corporation to liability.5 For purposes of those laws, “it can be assumed” that an investor has relied on the prospectus and the issuer’s other public statements when buying or selling stock at the market price. Stoneridge Inv. Partners, LLC v. Sci.-Atlanta, 552 U.S. 148, 159 (2008); see also Janus Cap. Grp., Inc. v. First Derivative Traders, 564 U.S. 135, 144 (2011) (holding

5 E.g., CA §§11-301, 11-703(a)(1)(ii); see also Securities Exchange Act of 1934, §10(b), 15 U.S.C. §78j(b); SEC Rule 10b-5, 17 CFR §240.10b-5.

that the issuer, as the entity with authority over the content of a prospectus, had made the statements in the prospectus, whether or not the prospectus had been prepared by other entities); Basic, Inc. v. Levinson, 485 U.S. 224, 246 n.24 (1988) (“[stock] market professionals generally consider most publicly announced material statements about companies, thereby affecting stock market prices”). This, of course, is a compelling reason why shareholders reasonably rely on the prospectus – the risk of liability is an assurance of reliability.

On occasion, a company may decide to buy back shares of its stock from the shareholders. One such mechanism is known as an “issuer tender offer” that requires the company to make various disclosures and follow other procedures in compliance with the securities laws. See Prifti, supra, §9.4.

B.	Construing a Contract under Maryland Law

1.          The Objective Approach to Contract Interpretation

It is often said that Maryland courts take an “objective” approach to the interpretation of contracts. Under that approach, the court’s inquiry is initially bounded by the “four corners” of the agreement. Cochran v. Norkunas, 398 Md. 1, 17 (2007). As with the interpretation of a statute, the court does not construe particular language in isolation, but considers that language in relation to the entire contract. See Dumbarton Improvement Ass’n v. Druid Ridge Cemetery Co., 434 Md. 37, 52, 58 (2013). The court is to give effect to the plain meaning of the contract, read objectively, regardless of the parties’ subjective intent at the time of contract formation. Myers v. Kayhoe, 391 Md. 188, 198 (2006). In other words, when the contract language is plain and unambiguous, “the true test of what is meant is not what the parties to the contract intended it to mean, but what a reasonable person in the position of the parties would have thought it meant.” Dennis v. Fire & Police Employees Ret. Sys., 390 Md. 639, 656-57 (2006) (citation and internal quotation marks omitted).

Thus, the initial step in the objective approach to contract interpretation is to determine whether the contract’s meaning is plain and unambiguous. If that is so, the court’s task – at least as to the interpretation of the contract – is at an end.

2.       Ambiguity and Resort to Extrinsic Evidence

Ambiguity arises when a term of a contract, as viewed in the context of the entire contract and from the perspective of a reasonable person in the position of the parties, is susceptible of more than one meaning. Ocean Petroleum, Co., Inc. v. Yanek, 416 Md. 74, 87 (2010). If a contract provision is ambiguous, “the narrow bounds of the objective approach give way,” and the court may consider extrinsic evidence to ascertain the mutual intent of the parties. Credible Behavioral Health, Inc. v. Johnson, 466 Md. 380, 394 (2019); see also Dumbarton Improvement Ass’n, 434 Md. at 54. In that effort, the court is to consider admissible evidence that illuminates the intentions of the parties at the time the contract was formed. Truck Ins. Exchange v. Marks Rentals, Inc., 288 Md. 428, 433 (1980); Sy-Lene of Washington, Inc. v. Starwood Urb. Retail II, LLC, 376 Md. 157, 167-68 (2003). When addressing an ambiguous provision in a contract, the court “will search to find mutuality” and not a “self-serving, unilateral construction” of the contract. Kelley Const. Co. v. Washington Suburban Sanitary Comm’n, 247 Md. 241, 247 (1967).

To be admissible, extrinsic evidence of intent as to the meaning of a contract term must demonstrate “an intent made manifest, not a secret intent” at the time of contract formation. Gov’t Emps. Ins. Co. v. Coppage, 240 Md. 17, 25-26 (1965) (citations and internal quotation marks omitted). The parties’ construction of the contract before the controversy arises can be “an important aid,” as can be the usage of the term in the parties’ trade. Pac. Indem. Co. v. Interstate Fire & Cas. Co., 302 Md. 383, 389 (1985). And, communications between the parties about a contract subsequent to the execution of that contract may be admissible “as evidence of an interpretation by both parties.” Hurt v. Penn. Thresherman & Farmers’ Mut. Cas. Ins. Co., 175 Md. 403, 407 (1938). However, retrospective, subjective, and unexpressed views about the contract are not proper extrinsic evidence: “It is the intention of the parties as expressed in their words and the paper which they sign, not their own interpretation as to what their statements and acts were supposed to mean, which is determinative.” Coppage, 240 Md. at 25.

If the extrinsic evidence presents disputed factual issues bearing upon the ambiguity, construction of the contract must await resolution of that dispute by a factfinder, which may be a court or jury. Truck Ins. Exchange, 288 Md. at 433. If, however, the relevant admissible evidence does not present a dispute of material fact, then the construction of the contract is a question of law for the court. Id.

3.       Construing Language Against the Drafter

Courts have developed rules of interpretation, often called canons of construction, as aids to interpret contracts as a matter of law. See, e.g., Williston on Contracts (4th ed. & 2021 update), Chapters 31, 32. As we shall see later in this opinion, among those rules of interpretation is that ambiguous language in a contract that is not clarified by extrinsic evidence or interpretive aids is construed against a party to the contract when that party drafted the language in question – a canon of construction sometimes referred to by the Latin phrase contra proferentem (“against the offeror”). Id. at §32.12; see also Black’s Law Dictionary (9th ed. 2009) at 377.6 That canon of construction is based on elementary notions of fairness – that the drafting party was responsible for including the particular language in the contract and presumably had the greater opportunity to clarify the language in its favor, if that was the parties’ intent, or at least to protect its own interests from a lack of clarity. See Restatement (Second) of Contracts §206, Comment a. It is also meant to discourage the drafter from including ambiguous language in order “to induce another to contract with him on the supposition that the words mean one thing while he hopes the court will adopt a construction by which they will mean another thing more to his advantage.” Owens v. Gretzel, 146 Md. 361, 370-71 (1924) (citation and internal quotation marks omitted). As is evident, that rule of contract interpretation requires a court to identify the drafter. The identity of the drafter is not always self-evident – or even a simple question of fact. And, as we shall see, identification of the drafter may itself require application of other legal principles.

6 The Latin phrase is a shorthand reference to a Latin sentence that expresses the rule of interpretation: Verba fortius accipiuntur contra proferentem. David Horton, Flipping the Script: Contra Proferentem and Standard Form Contracts, 80 U. Colo. L. Rev. 431, 438 (2009).

II

Facts and Procedural History

A.       The Corporation and its Issuance of Preferred Stock

1. Impac

Impac is a publicly traded Maryland corporation headquartered in Irvine, California. During most of the time relevant to this case – late 2003 through mid-2009 – Impac operated as a real estate investment trust (“REIT”)7 and primarily focused on originating, acquiring, securitizing, and investing in residential and commercial mortgages.

2.       2004 Issuance of Two Series of Preferred Stock

In 2004, Impac’s board of directors resolved to raise capital by issuing and selling shares of preferred stock in public offerings. Under Impac’s articles of incorporation, as described by Impac,8 the board had authority to classify and reclassify shares of unissued stock by setting or changing certain terms and conditions applicable to those shares, including preferences, “voting powers,” and limitations as to dividends, all as provided by CA §2-208.

7 A REIT is an entity that invests in real estate or certain related assets for the benefit of its shareholders. In Maryland, a REIT may take the form of either a trust or a corporation. CA §8-101 et seq.; see generally James J. Hanks, Jr., Maryland Corporation Law (2d ed.), §18.01 et seq. To obtain advantageous tax treatment under federal law, a REIT must satisfy various requirements relating to its operations, composition of assets, source of income, shareholder diversification, and distribution of income, among other things. See 26 USC §§856, 857; 26 CFR §1.856-1.

[8]	The record does not contain a complete copy of Impac’s articles of incorporation.

Two sets of such enabling actions, and subsequent issuances of preferred stock, are relevant here. One concerned an issue of preferred stock called 9.375% Series B Cumulative Redeemable Preferred Stock (“Series B”); the second concerned a related issue of preferred stock called 9.125% Series C Cumulative Redeemable Preferred Stock (“Series C”). As preferred stock, both series ranked ahead of Impac’s common stock in the payment of dividends and in their claims upon corporate assets in dissolution. Both series had a liquidation preference of $25 per share. The annual dividend was to be approximately $2.34 for each share of Series B and $2.28 for each share of Series C, paid quarterly.9 The dividends were cumulative, and Impac could not pay dividends or make distributions to shareholders of its common stock or repurchase stock unless it paid the cumulative dividends owed on its preferred stock.

While the preferred stock ordinarily had no say in corporate governance and no voting rights, its shareholders had the right to elect two members of Impac’s board of directors if Impac failed to pay dividends on the stock for six or more quarters. In addition, pertinent to this case, Series B and Series C shareholders had certain voting rights as to any corporate action that affected the rights or preferences of those shares.

Impac issued 2,000,000 shares of Series B, by which it raised $50,000,000 in equity capital, and 4,470,600 shares of Series C, by which it raised $111,765,000 in equity capital. Series B and Series C traded on the New York Stock Exchange, under the symbols “IMH PrB” and “IMH PrC”, respectively.

9 The annual dividend was calculated by multiplying the coupon interest rate associated with each series times their $25 face and redemption value.

The creation of each series began with a resolution of the Impac board of directors that authorized an amendment of the company charter, by means of articles supplementary, to authorize the issuance of the shares. To offer the preferred stock for sale, Impac entered into an underwriting agreement with a group of investment banks and issued a prospectus supplement with respect to each series.

3.       Corporate Actions Related to Issuance, Offer, and Sale of Series B

Board Resolution as to Series B

A board resolution dated April 29, 2004, “authorize[d] the creation of a new class of capital stock classified as up to a 10% Series B Cumulative Redeemable Preferred Stock,” with the terms and conditions as stated in an exhibit attached to the resolution.10 Under the heading for “Voting Rights,” the exhibit provided that Series B shareholders “will generally have no voting rights.” The exhibit then specified some exceptions to that general rule. Under the first exception, a failure by Impac to pay dividends over a certain period would entitle the Series B shareholders, “voting as a class with the holders of any other classes or series of our equity securities ranking on parity with the Series B Preferred Stock which are entitled to similar voting rights,” to elect two board members. The next exception pertained to the voting provision at issue in this case. In pertinent part, the board resolved:

10 The April 2004 board resolution authorized the issuance of 5,000,000 shares of Series B preferred stock. On May 19, 2004, the board amended the April resolution and confirmed that it had authorized “the creation of a new class of capital stock” that it had classified as Series B. The May 2004 resolution increased the number of authorized shares to 7,500,000 and changed terms not relevant to the voting powers of Series B shareholders.

[T]he affirmative vote of holders of at least two-thirds of the outstanding shares of Series B Preferred Stock will be required to . . . (ii) amend, alter or repeal the provisions of the Amended and Restated Articles of Incorporation of the Company, as amended and supplemented, . . . so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof . . . .

As is evident, that exception did not state that Series B shareholders would vote as a class with the shareholders of other series or classes.

Articles Supplementary as to Series B

The board’s April 29, 2004 resolution also authorized Impac’s officers to take various actions to amend the company’s charter and to issue and sell Series B stock. First, the officers were authorized to execute, and file with SDAT, the Articles Supplementary that made the corporate charter amendment needed to effect the creation of Series B preferred stock. That document was executed on May 25, 2004. The Articles Supplementary described the voting rights of Series B shareholders, with language additional to that in the board resolution, as italicized below:

So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of Parity Preferred that the Corporation may issue upon which like voting rights have been conferred and are exercisable) . . . (ii) amend, alter or repeal any of the provisions of the Charter, so as to materially and adversely affect any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series B Preferred Stock or the holders thereof; . . . .

Section 6(d)(ii) of the Series B Articles Supplementary (emphasis added) (the “Voting Provision”). The Articles Supplementary thus added to the board resolution the concept that the requisite affirmative vote or consent of Series B shareholders was to be “given in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of Parity Preferred that the Corporation may issue upon which like voting rights have been conferred and are exercisable).”

Series B Prospectus Supplement

The April 29, 2004 board resolution also authorized Impac’s officers and board members to prepare, and file with the SEC, a prospectus supplement in connection with the sale of Series B stock. That, too, was accomplished on May 25, 2004, when Impac issued the prospectus supplement for an initial offering of 2,000,000 shares of its Series B preferred stock. Before going into detail about the Series B preferred stock and Impac, the prospectus supplement advised the reader generally that “you should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it . . . .”

The prospectus supplement described Series B voting rights in several places. In its “brief summary” of the offering, Impac described voting rights in the event Impac failed to pay dividends with respect to the Series B shares. In addition, the prospectus summary also described the voting rights of holders of Series B shares in the event that Impac proposed to amend its charter to adversely affect the rights and preferences of those shares. Consistent with the board resolution, Impac represented in the prospectus summary that:

In addition, the affirmative votes of holders of at least two-thirds of the outstanding shares of Series B Preferred Stock will be required to . . .. (b) amend, alter or repeal any of the provisions of our charter so as to materially and adversely affect the Series B Preferred Stock .. . . .

The beginning of the summary advised that a “more complete description” of the terms applicable to the stock could be found in a later section of the prospectus supplement.

That later section, labeled “Description of the Series B Preferred Stock,” was prefaced by a disclaimer that the “following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our charter and the articles supplementary creating the Series B Preferred Stock . . . .” Under a heading entitled “Further Issuances,” the prospectus supplement stated that, without the consent of the Series B shareholders, Impac could issue additional shares of Series B stock with the same ranking “and other terms” as the Series B preferred stock except for the issue price and date. With regard to such further issuances, Impac stated that any additional shares of Series B preferred stock would, “together with” the shares described in the initial offering, “constitute a single class of preferred stock under our charter and will vote together on limited matters under the charter,” as described in the section on voting rights. Then, in the voting rights section of the prospectus supplement, Impac used the same phrasing that it had used in the Articles Supplementary, with only stylistic changes.11

11 The prospectus supplement referred to Impac as “we,” instead of “the Corporation” and changed “shall” to “will.”

Underwriting Agreement with Bear Stearns

To carry out the issuance and sale of the Series B preferred stock that the board had authorized, the April 29, 2004 board resolution also authorized Impac’s officers to contract with a group of underwriters headed by Bear Stearns & Co., Inc. (collectively, “Bear Stearns”) to underwrite an initial public offering of those shares. That, too, was effected on May 25, 2004, when Impac and Bear Stearns entered into an agreement by which Impac agreed to sell, and Bear Stearns agreed to buy, a stated number of shares of Series B stock at a price discounted from the face value at which Bear Stearns was to offer the shares to the public.12 Bear Stearns was to conduct the initial public offering as soon as Bear Stearns deemed advisable, at a price that Bear Stearns could set. The underwriting agreement stated that Impac had prepared the prospectus supplement “in a form approved by” Bear Stearns. The agreement provided that it was “the entire agreement of the parties,” and that it “supersede[d] all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations with respect to the subject matter hereof.”

4.       Corporate Actions Related to Issuance, Offer, and Sale of Series C

Reclassification of Remaining Series B Shares as Series C Shares

Impac did not issue all of the authorized shares of Series B during 2004. Instead, the board decided later that year to “reclassify” the 5,500,000 unissued Series B shares as

12 The agreement provided that the shares would be offered to the public for $25 per share and that the underwriters would pay $24.2125 per share.

a new Series C preferred stock with a lower dividend rate.13 Impac created the new Series C in order to take advantage of a coupon rate of interest lower than what it was paying on the Series B shares that it had previously issued.

On November 18, 2004, Impac filed with SDAT Articles Supplementary that created Series C Cumulative Redeemable Preferred Stock. That same day, Impac published a prospectus supplement for the initial offering of a portion of the newly-authorized Series C stock.

Articles Supplementary as to Series C

The Articles Supplementary for Series C recited that Impac’s board of directors had, by board resolution, “reclassified and designated” the remaining authorized but unissued shares of Series B as shares of “9.125 Series C Cumulative Redeemable Preferred Stock.” (emphasis added). It provided that Series C preferred stock would, “with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution, or winding up of the Corporation, rank . . . on a parity with [Series B] stock . . . .” With respect to voting rights in the event of Impac’s failure to pay dividends, the Articles Supplementary specified that, upon Impac’s failure to pay dividends on any shares of the two series for six quarters, the holders of Series C stock, “voting separately as a class with any other classes or all other series of our preferred stock, including the 9.375% Series B .

13 Series C shares, together with Series B shares, ranked ahead of Impac’s common stock, as well as its Series A preferred stock (which had been authorized in Impac’s charter but which had not yet been issued), with respect to the payment of distributions and their claim upon Impac’s assets in dissolution.

. . Stock” were entitled to elect two directors to the board. By contrast, the voting provision applicable to proposed charter amendments that would adversely affect the rights and preferences of Series C shares did not similarly specify the participation of Series B in the vote. That provision was worded just as the Voting Provision in the Series B Articles Supplementary had been worded but for the references to the new Series C rather than Series B.14

Series C Prospectus Supplement

A prospectus supplement, also dated November 18, 2004, offered 4,000,000 shares15 of Series C for sale to the public. The prospectus supplement for Series C offering was similar to that for the Series B offering. The voting rights description in the summary was exactly the same as that in the Series B prospectus supplement summary (but for the references to Series C):

[T]he affirmative votes of holders of at least two-thirds of the outstanding shares of Series C Preferred Stock will be required to . . . (b) amend, alter or repeal any of the provisions of our charter so as to materially and adversely affect the Series C Preferred Stock . . . .

The summary also explained that “Series C Preferred Stock will rank senior to our common stock and on parity with our Series B Preferred Stock with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up.”

14 The only difference was that the Series B Articles Supplementary referred to the amendment, alteration, or repeal of “any provisions” of the corporate charter while the Series C Articles Supplementary used the phrase “any of the provisions” instead.

15 Additional shares were later sold and, as indicated in Part II.A.2 of this opinion, ultimately a total of 4,470,600 shares of Series C were sold.

In a later description of the Series C stock in the prospectus supplement, Impac again cautioned a prospective shareholder that the information in the prospectus supplement “was qualified in its entirety by reference to the pertinent sections of our charter and the articles supplementary creating the Series C Preferred Stock . . . .” And, as in the Series B prospectus supplement, Impac stated that it could issue more Series C shares without the shareholders’ consent and that “such additional shares of Series C Preferred Stock will, together with the shares offered hereby, constitute a single class of preferred stock under our charter and will vote together on limited matters under the charter,” as provided in the section on voting rights. Likewise, the pertinent voting rights language was exactly the same as that in the voting rights section of the Series B prospectus supplement, but for the references to Series C.

B.	The Great Recession and Impac’s Tender Offer for its Preferred Stock

1. Impact of the Great Recession

Four years passed, apparently without incident pertinent to the issues in this case. Then, in 2008, during the Great Recession, Impac stopped paying dividends to the Series B and Series C shareholders.16 At the close of the first quarter of 2009, Impac estimated that the total stockholder equity in the company had plummeted from $1 billion to $9 million. To reduce Impac’s obligations to shareholders, Impac’s board ended the company’s election to operate as a REIT under the tax laws; as a result, it would no longer

16 The lead underwriter of Impac’s 2004 preferred stock offerings, Bear Stearns, was itself a casualty of the Great Recession. See Kate Kelly, et al., Fed Races to Rescue Bear Stearns in Bid to Steady Financial System, Wall Street Journal (March 15, 2008).

have to distribute 90% of its profits to its shareholders.17 Further, in a form filed with the SEC, Impac stated that it had “no present intentions” to pay dividends to the Series B and Series C shareholders.18 Impac then sought to terminate its obligations to those shareholders entirely, by buying their shares back and by eliminating the preferences for those series of preferred stock.

2.       Impac’s Tender Offer for its Series B and Series C Preferred Stock

On May 29, 2009, Impac offered to purchase the Series B shares for $0.29297 per share and Series C shares for $0.28516 per share – approximately one percent of the price at which they had been offered to the public five years earlier.19 In a transmittal letter accompanying the offering circular for the proposed buy-back of those shares, Impac cited “the unprecedented turmoil in the mortgage market,” and a goal of reducing costs to “align” them with cash flows. Impac also stated: “We believe the elimination of the Preferred

[17] See	26 U.S.C. §857(a)(1)(A); see footnote 7 above.

18 In addition, the New York Stock Exchange had delisted both the Series B and the Series C stock, an action that meant not only that the shares could not be sold on that exchange but also that the stock did not meet the exchange’s minimum financial or other criteria for listing. See NYSE Listed Company Manual (2021), §101.00. After they were delisted, Series B and Series C shares continued to trade on the “pink sheets” – publications listing over-the-counter stocks, their market makers, and prices – separately in a range from $0.20 to $1.30 per share.

19 The tender offer stated that Impac would also pay the accumulated but unpaid dividends on the tendered shares – $1.17 per Series B share and $1.14 per Series C share – with the result that the payment per share would exceed the current prices at which those shares traded. See footnote 18 above.

Stock and the related dividends through the Offer to Purchase and Consent Solicitation will give us the enhanced balance sheet flexibility to operate and grow our business.”

To carry out the tender offer, Impac had to amend its charter with respect to its preferred stock. Thus, the tender offer was linked to a consent solicitation to amend the respective articles supplementary that had established the rights and preferences of Series B and Series C shares in the corporation’s charter. The amendments would eliminate most of the rights and preferences of each series of the preferred stock. Impac told the shareholders that the completion of the offer to purchase would require “consent from at least 66 2/3 % of the outstanding shares of the Preferred Stock, voting together as a single class.” Shareholders who tendered their shares were deemed to consent to the amendments to the pertinent articles supplementary that were needed to eliminate the preferences given to their shares in the distribution of dividends and other matters. Shareholders who declined the offer would be bound by the amendments if the amendments passed. The offering circular advised that shareholders who did not tender their shares would be left with an “illiquid investment indefinitely.”

Impac’s solicitation of the Series B and Series C shareholders for their consent to the charter amendments and tender of shares expired a month later, after one brief extension, on June 29, 2009.

3.       Shareholder Response to Tender Offer

When the tender offer expired, Impac determined that the Series B and Series C shareholders had collectively tendered – and, in its view, thereby consented to the charter amendments as to both series – “an aggregate of approximately 67.7% . . . of the Preferred

Stock.” Impac made a filing with the SEC and issued a press release to that effect. It also filed with SDAT the amendments to the articles supplementary for both series that eliminated most of the rights and preferences of those series of preferred stock in accordance with the terms of the tender offer. Impac repurchased the tendered shares. Approximately 676,000 shares of Series B and 1,416,000 shares of Series C remained in the hands of shareholders. One of those shareholders was Mr. Timm, who owned both Series B shares and Series C shares.

Mr. Timm disagreed with Impac’s approach to counting the responses to the tender offer – essentially the departing shareholders’ votes on the proposed charter amendments altering the rights and preferences of the two series of preferred stock. According to Mr. Timm, Impac had improperly counted the votes of the two series collectively in concluding that the two-thirds threshold for the charter amendments had been satisfied. If the votes of the Series B shares and of the Series C shares had been counted separately, the two-thirds threshold had not been satisfied with respect to Series B. Holders of only 66.2% of the Series B shares – just under two-thirds of those shares – had accepted Impac’s solicitation to tender their shares and consent to the charter amendments.20 Mr. Timm also believed that the tender offer and consent solicitation were defective in other respects.

20 In particular, Impac reported that 1,323,844 of the 2,000,000 outstanding Series B shares – i.e., 66.2% – had been tendered, with the holders of those shares thereby consenting to the amendment of the Series B Articles Supplementary.

Mr. Timm contacted Impac, expressed his concerns, and asked Impac to repurchase his shares for the $25 per share liquidation price set forth in the original articles supplementary for each series. Impac declined to do so. Litigation ensued.

C.	Litigation Related to the Series B Vote Tabulation

During nearly a decade of litigation, this case has generated various issues arising from claims against numerous defendants. We need not recite that history in all of its detail. At this juncture, Impac is the only remaining defendant, and the issues before us relate solely to the Voting Provision of the Series B Articles Supplementary that authorized the issuance of the Series B preferred stock and specified the rights and preferences of holders of those shares. The key question is whether the Voting Provision required Impac to obtain the approval of holders of two-thirds of the shares of Series B, counted separately from the approval of holders of Series C shares, in order to amend the Series B Articles Supplementary. Accordingly, we focus on the proceedings in this case relevant to that question.

1.       Mr. Timm Files a Complaint

On December 7, 2011, Mr. Timm filed a complaint in the Circuit Court for Baltimore City, on his own behalf and as a class action on behalf of the Series B and Series C shareholders who had not tendered their shares. He named as defendants Impac and various Impac officers and board members. The complaint alleged, among other things, that Impac’s amendment of the Series B Articles Supplementary following the May 2009 tender offer was invalid because Impac had not obtained the requisite two-thirds approval from the Series B shareholders, tallied separately from the votes of Series C shareholders.

The complaint included several counts alleging breach of the articles supplementary for both series, as well as a count alleging breach of fiduciary duty and of the obligation of good faith and fair dealing with respect to the articles supplementary.

In his complaint, Mr. Timm asked that the action be certified as a class action with himself as class representative. His requests for relief included reinstatement of the original articles supplementary as to both series of preferred stock, a declaration of the rights of shareholders of both series under the respective articles supplementary, an order enjoining the defendants from taking any action inconsistent with the rights of those shareholders under the original articles supplementary, an order authorizing those shareholders to set an election for two directors, compensatory damages if the requests for declaratory and injunctive relief were not granted, and punitive damages.

2.       The Circuit Court Finds the Voting Provision to be Ambiguous

Impac and the individual defendants moved to dismiss the complaint. Treating the motion as one for summary judgment, the Circuit Court granted judgment in favor of the individual defendants. As to Impac, the court granted the motion in part (including the claims related to the vote of Series C shares), but denied the motion as it related to Mr. Timm’s claim that Impac was required to obtain two-thirds approval of the Series B shareholders in order to amend the Series B Articles Supplementary.21 Timm v. Impac Mortgage Holdings, Inc., 2013 WL 605867 (Md. Cir. Ct. Jan. 28, 2013).

21 The surviving counts of the complaint alleged breach of contract claims against Impac related to the amendment of the Series B Articles Supplementary effected by the tender offer and consent solicitation, the failure of Impac to pay cumulative accrued dividends on the preferred stock, and the requirement for an election of two directors by

In its memorandum opinion, the Circuit Court noted that the language of the Voting Provision of the Series B Articles Supplementary could be interpreted in two ways as to how Impac was to count the responses of Series B and Series C shareholders to the tender offer and consent solicitation. On the one hand, the court noted, the Voting Provision prohibited an amendment adverse to the rights and preferences of Series B shares “without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time,” thereby suggesting that only Series B shareholders could approve amendments to Series B Articles Supplementary. On the other hand, the Voting Provision specified that Series B shareholders were to vote on amendments “separately as a class with all series of Parity Preferred that the Corporation may issue upon which like voting rights have been conferred and are exercisable” – thereby suggesting instead that Impac could treat the two series as one “class” and amend the articles supplementary of both series if two-thirds of the shareholders in that “class” approved the amendments. Concluding that the Voting Provision in the Series B Articles Supplementary was ambiguous and that “its meaning cannot be fixed as a matter of law without consideration of extrinsic evidence to determine the parties’ intent,” the Circuit the owners of the preferred shares as a result of Impac’s failure to pay dividends. A fuller description of the Circuit Court’s rulings on the other counts, and on Mr. Timm’s and Camac’s subsequent efforts to have the Circuit Court revisit those rulings, is set forth in the opinion of the Court of Special Appeals in this case. 245 Md. App. 84, 94-102 (2020).

Court denied Impac’s motion to dismiss as it related to the Voting Provision. Id. at *6-10.22

3.       Camac Intervenes

A few months later, in June 2013, Camac, also a Series B and Series C shareholder,23 filed a motion to intervene in the action. The Circuit Court granted that motion in March 2014 and Camac filed a “Class Action Complaint in Intervention” in the existing action. Camac’s complaint was virtually identical to Mr. Timm’s complaint, naming the same defendants and causes of action and asserting class representative status on behalf of Series B and Series C shareholders who had not tendered their shares.24

4.       Summary Judgment Motions and Submissions of Extrinsic Evidence

After a period of discovery, Impac moved, and Mr. Timm and Camac jointly cross-moved, for summary judgment on the grounds that there was no genuine dispute of material fact and that their respective interpretations of the Voting Provision entitled them to judgment as a matter of law.

22 The court rejected Impac’s argument that its 2009 transmittal letter accompanying the offering circular for the tender offer, which stated that the two series would vote together, eliminated any ambiguity in the Voting Provision. The court also noted that another section of the Series B Articles Supplementary, which pertained to the election of two directors in the event that Impac failed to pay dividends for six or more quarters, merely provided that Series B would vote “separately as a class with all series of Parity Preferred,” without requiring “the affirmative vote or consent of at least two-thirds of the [outstanding Series B] shares.” 2013 WL 605867 at *9-10.

23 Unlike Mr. Timm, Camac had not been a shareholder at the time of the tender offer, but had later purchased some of the shares that remained outstanding.

[24] Unlike	Mr. Timm, Camac did not seek punitive damages.

In support of their respective positions, the parties submitted extrinsic evidence in the form of documents, affidavits, and deposition testimony. Both sides also relied on various grammatical rules, cited statements made by Impac at the time of the tender offer, and pointed out similarities or distinctions between the Voting Provision and voting provisions in offerings of preferred stock by other companies.

Impac’s Position

Impac’s motion (and opposition to the cross-motion) rested on the propositions that (1) the Articles Supplementary were akin to a contract, (2) Impac, as seller of the stock, and Bear Stearns, as the initial purchaser of the stock, were “counterparties” to that contract, and (3) Bear Stearns – Impac’s “counterparty” – had provided the language of the Voting Provision. Therefore, Impac argued, the Circuit Court should either construe the Voting Provision so as to effectuate Impac’s and Bear Stearns’ mutual understanding of the provision or, alternatively, deem Bear Stearns to be the drafter and construe the provision against the shareholders as successors to Bear Stearns.25

To support those propositions, Impac submitted affidavits and deposition testimony of a number of witnesses, including Impac officers, a member of its board, and attorneys who had represented Impac and Bear Stearns in connection with the issuance and underwriting of the Series B stock. Those attorneys testified to their understanding of the meaning of the Voting Provision when they negotiated and drafted the terms of the offering

25 As indicated earlier, we use the phrase “Bear Stearns” to refer to members of the group of several underwriters of the initial public offering of Series B shares. See Part II.A.3 of this opinion.

and to their understanding that the Series B offering was to be modeled on offerings that Bear Stearns had underwritten for other entities. Impac also provided a chart compiled by one of its attorneys that categorized the Voting Provision, as well as voting provisions that appeared in preferred stock offerings of other REITs. Another attorney, who had not been involved in the drafting but concentrated his practice in corporate finance transactions, opined that the voting provisions in the articles supplementary for the two series “contained language commonly used and understood” to mean that all series of stock that ranked equally regarding distributions and liquidation preferences would vote collectively. He stated that, in his opinion, Series B shareholders were not entitled to vote separately on the amendment of the Series B Articles Supplementary. Referring to the role of the underwriters, he also opined that Bear Stearns, as underwriter, was a “counterparty” to Impac in negotiating the terms of the Series B stock, including the Articles Supplementary.

The Plaintiffs’ Position

In support of their joint cross-motion for summary judgment and opposition to Impac’s motion, Mr. Timm and Camac asserted that the Voting Provision unambiguously conditioned the amendment of the Series B Articles Supplementary on the approval of holders of two-thirds of the Series B shares, counted separately from the vote of Series C shares, and that the shareholders were not bound by the underwriters’ interpretation of that provision. They argued that (1) as a matter of law, the parties to the contract containing the Voting Provision were Impac and the shareholders, not Impac and the underwriters; (2) under Delaware precedent, the inquiry should focus on the reasonable expectations of the shareholders; and (3) the court should follow the Delaware precedent. They also introduced the deposition testimony of some of Impac’s witnesses. In particular, they submitted the deposition testimony of Impac’s counsel, who said that she did not recall any negotiations with Bear Stearns’ counsel about the Voting Provision when the Series B Articles Supplementary were drafted. Mr. Timm and Camac also cited the 2004 board resolutions and the summary in the Series B prospectus supplement as indicia of the intended meaning of the Voting Provision.

5.	The Circuit Court Rules in Favor of the Plaintiffs

In a thorough memorandum opinion dated December 29, 2017, the Circuit Court again concluded that the Voting Provision was ambiguous as to whether the Series B Articles Supplementary could be amended without approval of owners of two-thirds of Series B shares counted separately from Series C shares. Timm v. Impac Mortgage Holdings, Inc., 2017 Md. Cir. Ct. LEXIS 12 (Dec. 29, 2017). Accordingly, the court considered the extrinsic evidence offered by the parties.

At the outset of its opinion, the Circuit Court observed that “[n]either party contends that there is any genuine dispute about the facts that are material to the resolution of the parties’ contentions.” Id. at *3. With respect to the affidavits and deposition testimony provided by Impac, the court noted that, beyond “broad and conclusory pronouncements,” those submissions provided “little or no additional information or documentation about the source and drafting” of the Voting Provision. Id. at *23. There was “no contemporaneous documentation concerning the drafting” of the Series B Articles Supplementary. Id. at *24. The court accepted “at face value” the statements of the Impac personnel that they believed that the Voting Provision did not confer separate voting rights on Series B shareholders.

Id. at *25. However, the court concluded that “a retrospective statement about what was intended, unsupported by any contemporaneous evidence” had little probative value in the interpretation of the Voting Provision because it would substitute “an unexpressed meaning for the language itself.” Id. The court noted that the declarations of the drafters of the Articles Supplementary appeared to express their current opinion about the operation of the Voting Provision and did “not suggest any actual consideration of the issue at the time the Articles were drafted.”26 Id. at *25 n.5.

The only evidence relating to the origin of the Voting Provision was that it appeared to be based on similar language from a public offering of another company. The court observed that, even if so, that fact did not give rise to an inference that collective voting was intended. There was no evidence concerning the process by which the provision was drafted for the other company – or why it was thought to provide for collective voting in that context.27 Id. at *24-25.

26 The declarations of the attorneys for Impac and Bear Stearns also stated that the Voting Provision was designed to comply with a provision of the New York Stock Exchange Listed Company Manual relating to minimum voting rights for holders of preferred stock by providing for collective voting of Series B and Series C shares. The court noted that, while collective voting of two series of the same class of stock might have complied with that rule, the rule imposed a “minimum requirement” and would not prohibit separate voting by the two series. Id. at *27-29.

27   Impac had also submitted a risk disclosure provision from 2012 and 2013 offerings of companies that also had initial 2004 offerings with voting provisions similar to those in the Series B Articles Supplementary. The 2012 and 2013 risk disclosures indicated that the voting rights of preferred shareholders could be diluted by collective voting with a later-issued series of preferred stock. The court observed that those risk disclosures had not been made in the 2004 offerings of those companies and were even more remote from the 2004 offering of Impac’s Series B preferred stock. Id. at *29-32.

The court considered the charts of voting language used by other issuers that had been compiled and categorized by one of Impac’s attorneys and analyzed by the attorney Impac had retained for the litigation as an expert on securities offerings. Id. at *32-42. According to the attorney who had compiled them, the charts distinguished language that provided for collective voting from language that provided for separate voting. The court observed that no factual basis was provided for the categorizations made in the charts. The court concluded that the charts established only that some issuers had used language that the court found to be ambiguous, that some issuers had used different language that unambiguously provided for separate voting, and that some issuers had used different language that unambiguously provided for collective voting. In particular, the court found that the contrast between the language of some of the examples in the charts that clearly provided for collective voting and the language of the Series B Voting Provision was “striking.” Id. at *40, 41. The court concluded that a prospective investor could reasonably understand those examples in the charts to provide for collective voting and that “Impac could have easily followed the examples of other Maryland REITs” to provide for collective voting. Id. at *41. The court noted that there was no indication that any of the provisions had been applied in the context of an actual vote. In the end, the court concluded that the charts did not support Impac’s arguments, but rather undermined them.

The court then rejected Impac’s grammatical arguments and its assertion that the manner in which it conducted the tender offer should be used to clarify the ambiguity of the Voting Provision. Id. at *42-45.

With respect to the extrinsic evidence relied upon by the plaintiffs, the court noted that both the April 2004 board resolution authorizing the issuance of Series B and the prospectus summary for Series B appeared to describe separate, rather than collective, voting by Series B shareholders.28 Id. at *45-55. However, the court found the plaintiffs’ arguments based on Impac’s press releases for the tender offer and on a rule of grammatical construction less helpful. Id. at *55-57.

The court concluded that the extrinsic evidence did not resolve the ambiguity as to whether the Voting Provision required collective or separate voting and that it would therefore construe the Voting Provision against the drafter. Id. at *57-58.

The court then addressed the question of who should be considered the drafter of the Voting Provision. Id. at *58-68. It rejected Impac’s argument that Bear Stearns should be deemed both a party to the Series B Articles Supplementary and the drafter, that the shareholders stood in the shoes of Bear Stearns, and that the Voting Provision should therefore be construed against shareholders like Mr. Timm and Camac. The court noted that the characterization of the underwriter as the counterparty to Impac with respect to the Voting Provision “did not fit the facts,” and that the “counterparties to the contract embodied in the Articles Supplementary were the holders of the preferred shares whose rights were fixed by the Articles.” Id. at *62. The court then referred to Delaware precedent to the effect that an issuer of public securities is in the best position to avoid ambiguities and that, when a contract that confers rights on investors in public securities is

28 We shall analyze the significance of those two provisions in greater detail below.

ambiguous, the contract is to be interpreted to give effect to the investors’ reasonable expectations. Finally, the court construed the Voting Provision against Impac and ruled in favor of the plaintiffs’ interpretation. Id. at *68.

After further proceedings, on July 16, 2018, the Circuit Court issued a follow-up memorandum opinion and a separate judgment order incorporating its various rulings. Pertinent to this appeal, that order declared that the 2009 amendment to the Series B Articles Supplementary was invalid because it lacked the requisite approval from owners of two-thirds of the Series B shares and that the 2004 version of the Series B Articles Supplementary remained in effect. The order included a declaration that Impac was required, under the Series B Articles Supplementary, to pay dividends to Series B shareholders for certain quarters. In addition, in light of the fact that there was no dispute that Impac had not paid dividends to the Series B shareholders for more than six quarters, and that the 2004 Series B Articles Supplementary required Impac to hold an election and seat two directors elected by the preferred stock shareholders, the order included injunctive relief directing Impac to comply with that provision.

Finally, in its order, the court certified these rulings as final under Maryland Rule 2-602(b), which would allow for an immediate appeal.29 In the opinion accompanying the

29 As a general rule, a party may appeal only from a “final judgment.” Maryland Code, Courts & Judicial Proceedings Article (“CJ”), §12-301. The Legislature has left it to this Court to define the contours of the concept of a “final judgment” by rule and case law. Metro Maintenance Systems South, Inc. v. Milburn, 442 Md. 289, 297 (2015). Maryland Rule 2-602(a) provides that an order or form of decision adjudicating fewer than all of the claims, less than an entire claim, or the rights and liabilities of fewer than all the parties in an action is not an appealable final judgment. However, under Rule 2-602(b), if a court “expressly determines in a written order that there is no just reason for delay, it may order, the court explained that its rulings had resolved all issues raised by the complaint except whether to certify the action as a class action. The court noted that, if Impac were to prevail on an appeal, no class proceedings would be necessary; on the other hand, if the plaintiffs were to prevail on a cross-appeal, any class certified by the court would have to include Series C shareholders as well as Series B shareholders.

6.	The Appeal

Impac appealed.30 Mr. Timm cross-appealed concerning claims on which the Circuit Court had entered judgment in Impac’s favor in 2013; Camac did not cross-appeal.

The Court of Special Appeals affirmed the Circuit Court’s judgment. Impac Mortgage Holdings, Inc. v. Timm, 245 Md. App. 84, 103 (2020). However, it arrived there by a different route than the Circuit Court.31 direct in the order the entry of final judgment . . . as to one or more but fewer than all of the claims or parties.”

30 The Circuit Court stayed its order requiring an election of two directors by Series B shareholders pending resolution of the appeal.

31 As a preliminary matter, the Court of Special Appeals considered sua sponte whether there was appellate jurisdiction of the appeal. 245 Md. App. at 104-07. It concluded that there was appellate jurisdiction under CJ §12-303(3)(i) – a statutory exception to the final judgment rule when a trial court grants an injunction, as the Circuit Court did here. However, the Court of Special Appeals expressed some doubt as to whether the Circuit Court had properly certified its order as final under Rule 2-602(b) because the only unresolved issue in the Circuit Court concerned whether to certify the action as a class action. Id. at 107 n.17.

It was certainly appropriate for the intermediate appellate court to assess whether it properly had jurisdiction of the appeal, and we agree that appellate jurisdiction exists pursuant to CJ §12-303(3)(i). We merely note that a certification of a judgment on liability under Rule 2-602(b), when all that remains in the trial court is a decision on class action status, as the Circuit Court did here, can be an appropriate application of that rule. See Len

The intermediate appellate court concluded that the Voting Provision was unambiguous and required a two-thirds vote of each series, tallied separately – which would compel the award of summary judgment in favor of Mr. Timm and Camac on that issue. Specifically, the Court of Special Appeals concluded that the clause providing that “the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time” could only be interpreted to mean one thing: “that Impac can’t take the actions that follow without the vote or consent, to the extent there’s a difference, of the Class [sic] B shareholders.” 245 Md. App. at 113. The Court of Special Appeals also found that the other clause at issue, which provides that Series B is “voting separately as a class with all series of Parity Preferred,” refers simply to the fact that both series of preferred stock are to vote physically

Stoler, Inc. v. Wisner, 223 Md. App. 218, 223-29, cert. denied, 445 Md. 8 (2015); Pichler v. UNITE, 542 F.3d 380, 385 n.6 (3d Cir. 2008), cert. denied, 556 U.S. 1127 (2009) (applying Federal Rule of Civil Procedure 54(b), which, according to the source note to Rule 2-602(b), served as the model for the latter rule). Allowing for an appeal of the merits before class certification may often align with the purpose of Rule 2-602 generally, which is the promotion of efficiency and cost savings. Silbersack v. ACandS, Inc. 402 Md. 673, 679 (2008). As the Circuit Court observed in this case, if its ruling in favor of the plaintiffs were reversed, there would be no need to consider class certification, while if its rulings in favor of Impac were reversed, it might be required to consider certification of a different plaintiff class. In either event, certifying a partial final judgment under Rule 2-602(b) would result in substantial efficiency benefits and cost savings for the courts and parties. Conversely, when a trial court rules on class certification without reaching the substantive merits of any claim, its ruling is not necessarily dispositive on the question of class action status, as the class action rule contemplates that the trial court may revisit an initial class determination before reaching a decision on the merits. Maryland Rule 2-231(d). Thus, for example, an immediate appeal of a denial of class action status would not necessarily bear the same benefits or be as consistent with the purpose of Rule 2-602(b). See Snowden v. BGE, 300 Md. 555 (1984).

separately but at the same time – thereby effectuating the first clause. Id. at 113-14. In sum, the intermediate appellate court concluded that the Voting Provision unambiguously means that “Series B and C shareholders vote, by class, at the same time, and their votes on proposed amendments are counted separately.” Id. at 114.

Because it had concluded that the language of the Voting Provision was unambiguous, the intermediate appellate court did not address the extrinsic evidence submitted by the parties and analyzed by the Circuit Court. Nor did it need to evaluate Impac’s argument that ambiguity in the language of the Voting Provision should be construed against the plaintiffs on the theory that Bear Stearns was the drafter and that the plaintiffs stood in the shoes of Bear Stearns.

Impac filed a petition for a writ of certiorari, which we granted.

III

Discussion

To decide this appeal, we must address the following issues:

(1)         Is the Voting Provision ambiguous or unambiguous as to whether the responses of Series B shareholders were to be counted separately or collectively with the responses of the Series C shareholders to determine whether the two-thirds threshold was satisfied?

(2)         If the Voting Provision is ambiguous, does the extrinsic evidence submitted by the parties resolve the ambiguity as a matter of law, or does it raise material factual issues that must be resolved by a jury?

(3) If the Voting Provision is ambiguous, and the extrinsic evidence neither resolves the ambiguity nor presents jury questions that, when answered, would resolve the ambiguity, how should the language be construed against the drafter?

A.	Standard of Review

When a circuit court grants summary judgment, it has concluded that, based on the undisputed material facts, the prevailing party is entitled to judgment as a matter of law. Maryland Rule 2-501. Because the circuit court’s decision turns on a question of law, not a dispute of fact, an appellate court is to review whether the circuit court was legally correct in awarding summary judgment without according any special deference to the circuit court’s decision. Mathews v. Cassidy Turley Maryland, Inc., 435 Md. 584, 598 (2013). Thus, the appellate court conducts “an independent review of the record to determine whether a genuine dispute of material fact exists and whether the moving party is entitled to judgment as a matter of law.” Maryland Cas. Co. v. Blackstone Int’l Ltd., 442 Md. 685, 694 (2015).

The interpretation of a contract, including the determination of whether a contract is ambiguous, is a question of law. Spacesaver Systems, Inc. v. Adam, 440 Md. 1, 7 (2014). If a party asserts that there are material facts in dispute that preclude an award of summary judgment, the party must support such an assertion with an affidavit that “shall set forth such facts as would be admissible in evidence.” Maryland Rule 2-501(c). A fact is “material” if it “will somehow affect the outcome of the case.” Taylor v. NationsBank, N.A., 365 Md. 166, 173 (2001). However, “wholly legal conclusions, explicit and implicit, . . . regarding the asserted legal effect of [an] agreement are neither facts nor would they be admissible in evidence . . . .” Hill v. Cross Country Settlements, LLC, 402 Md. 281, 306–07 (2007).

B.	Whether the Voting Provision is Ambiguous

As outlined at the outset of this opinion, the first step in construing contract language under the “objective” approach to contract interpretation is to review that language within the “four corners” of the contract and assess whether a contract provision is ambiguous.32

The Voting Provision of the Series B Articles Supplementary reads as follows:

So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of Parity Preferred that the Corporation may issue upon which like voting rights have been conferred and are exercisable) . . . (ii) amend, alter or repeal any provisions of the Charter, so as to materially and adversely affect any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series B Preferred Stock or the holders thereof; . . .

Most of this language sets the stage for when the Voting Provision comes into play and is not in dispute in this case. In short, this provision applies if (1) there are shares of Series B outstanding and (2) Impac plans to “amend, alter or repeal any provisions” of its charter in a way that would “materially and adversely” affect the rights and preferences of

32 Impac argues that its extrinsic evidence is relevant to the “factual context” in which the contract was made and, therefore, to its plain meaning. Because we strive to read the plain language of a contract as “a reasonable person in the position of the parties would have thought it meant,” see Dennis, 390 Md. at 656-57, information on the context as to the type of contract or transaction can be informative. But that does not mean that the particular subjective intent of the parties is part of that context or can be introduced at this stage of the analysis.

Series B stock or its shareholders. There is also no dispute that Impac’s 2009 tender offer and consent solicitation fit that description – there were Series B shares outstanding and the rights and preferences of those shares would be materially and adversely affected by the amendments to its Articles Supplementary proposed by the tender offer.

That takes us to the language where the meaning is in dispute – the part of the Voting Provision that says what must be done to approve a material adverse action concerning the rights and preferences of Series B shares. There must be an:

affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of Parity Preferred that the Corporation may issue upon which like voting rights have been conferred and are exercisable)

The dispute relates to the relationship between the first half of this passage that sets forth the requisite vote and the second half (the parenthetical) that describes the circumstances of the voting. The first clause specifies that Series B shareholders must approve a proposed charter amendment by a two-thirds vote and thus implies that only the votes of Series B shares matter. However, the parenthetical clause introduces the idea of “voting separately as a class” with holders of other series of preferred stock referred to as “Parity Preferred” – which, as of 2009 in the case of Impac, included the later-created series of preferred stock designated as Series C. Unspecified is precisely who votes “separately as a class.” Is the “class” simply the Series B shares?33 Or does the “class” also encompass the other series of preferred stock encompassed by the phrase “Parity Preferred” – in this case Series C?

33 Although the meaning of “class” that the Court of Special Appeals ascribed to the Voting Provision was plausible – and this Court ultimately agrees with the result that the

In the Circuit Court, Impac initially argued that the Voting Provision clearly required that the votes of Series B and Series C shares be tallied collectively. See 2013 WL 605687 at *5. Before us, Impac concedes that the language of the Voting Provision is “inartful” and asserts that it is therefore ambiguous. In any event, that ambiguity is not resolved elsewhere in the Series B Articles Supplementary. Impac argues that other provisions in the Series B Articles Supplementary providing for a vote by Series B shareholders on three matters appear to provide that Series B shareholders will vote collectively with Series C shareholders – an argument with which the plaintiffs agree with intermediate appellate court reached – the provision is not unambiguous, because it is susceptible of more than one interpretation. It appears that the intermediate appellate court’s conclusion on the issue of ambiguity may have turned on its assumption that “series” is a precise synonym for “class” in this context. (In what may be a slip of the pen, in its holding on the issue – unlike in the rest of its opinion – it refers to the shares in question as “Class B” rather than “Series B.”). The court did not explain why it regarded Series B as the class in this context. There may be a basis for that conclusion – the board resolution authorizing Series B referred to it as a “new class” of Impac stock, although that action predated the board action creating Series C from Series B.

Recent amendments of the Maryland General Corporation Law have included the phrase “class or series” in a number of statutory contexts on the premise that the two terms are “interchangeable” in those contexts. See Testimony of Business Law Section of Maryland State Bar Association concerning House Bill 668/Senate Bill 469 (2020) at 5. However, that does not mean that the two terms are exact synonyms in every context or in a particular instrument.

If the two terms “series” and “class” were always precisely synonymous, we would agree that the Voting Provision would be unambiguous. However, that is not always the case and, indeed, courts on occasion must determine whether a “series” of securities is also a “class” of securities by reference to whether the series votes separately from other series. E.g., Morales v. Freund, 163 F.3d 763, 766 (2d Cir. 1999). An attempt to apply such a test here would, of course, take us in a circle.

to some degree.34 Those other provisions are not at issue in this case, but we agree with the bottom line of Impac’s argument on that score – that its interpretation of the Voting Provision is a possible reading of that provision, which means that the provision does not unambiguously provide for separate voting.

Impac also argues that, because Series B and Series C are both referred to as a “parity preferred” stock, they must vote together to maintain “parity.” That is too much weight for one word to bear. It is evident from the Articles Supplementary that the provision that defines what shares are in “parity” concerns the priority of those shares as to dividends and other distributions relative to other types of stock that the company issues; it says nothing about voting rights or whether two series of preferred shares that are in

34 Those provisions are §6(b) and §6(d)(i) and (iii) of Article First of the Articles Supplementary. (Similar provisions appear in the Series C Articles Supplementary).

Everyone – that is, the parties and lower courts – appears to agree, or at least no one disagrees, that §6(b), which provides for the preferred stock to elect two members of the board of directors under certain circumstances, provides for collective voting by Series B and Series C shareholders. But, as the Circuit Court observed, that provision has different and clearer language as compared to §6(d)(ii), the Voting Provision at issue in this case. 2013 WL 605867 at *8.

The two other provisions provide for a vote by Series B shareholders if Impac proposes to establish a series or class of stock ranking ahead of Series B with respect to distributions (§6(d)(i)) or if Impac proposes a binding share exchange or reclassification affecting Series B rights and preferences (§6(d)(iii)). Both involve the same voting language that is at issue in this case. Impac asserts that these two circumstances necessarily call for collective voting by Series B and Series C shareholders. Early in the litigation, Mr. Timm appeared to concede that point. In its 2013 opinion, the Circuit Court acknowledged Mr. Timm’s concession, but concluded that neither provision would require collective voting on a share exchange or merger affecting only one series. Id. Camac has never conceded that the two provisions necessarily require collective voting. In any event, Impac now argues only that its interpretation of the other prongs of §6(d) is a “reasonable” one, not that it is unambiguously compelled by the language.

parity as to dividends and distributions vote separately or together when there is a proposal to change the rights and preferences as to one or both series.35 Moreover, the charts of preferred stock issued by other companies that were submitted by Impac in the Circuit Court included examples of preferred stock that ranked “in parity” with other series of preferred stock, but that did not vote collectively with those other series.

Nor is the ambiguity resolved by rules of grammar, because neither party’s preferred reading of the Voting Provision gives effect to every word without rendering a portion of the language superfluous or meaningless, contrary to a basic rule of contract interpretation. Towson University v. Conte, 384 Md. 68, 81 (2004) (“[C]ourts do not interpret contracts in a manner that would render provisions superfluous or as having no effect.”). If, as the Plaintiffs contend, the provision was intended to specify separate voting by Series B shareholders alone, the parenthetical phrase would appear to be superfluous.36 If, as Impac contends, the provision was intended to specify collective voting by Series B and later-

35 Section 2 (“Rank”) of the First Article of the Series B Articles Supplementary states that, “with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up” of the company, Series B shares are senior to common stock, are “on a parity” with other series designated to be of the same rank, and junior to any shares that Impac might issue that are explicitly specified to be senior to Series B. (There is an identical provision in the Series C Articles Supplementary, except that it explicitly acknowledges that Series C shares are in parity with Series B shares). In both sets of Articles Supplementary, voting rights of the particular series of preferred stock are described in a separate section – in the language analyzed at some length in the text of this opinion.

36 Mr. Timm and Camac argue that the phrase describes “voting mechanics” and means that voting of the two series is to occur simultaneously but, as the Circuit Court noted, it is unclear why that would matter, and earlier language already specified how and where voting is done.

issued Parity Preferred shares, such as Series C, the reference in the first clause to an affirmative vote of Series B shares may be meaningless.37

Thus, we agree with the Circuit Court that the Voting Provision, when read as a whole, is ambiguous as to whether the approval of an amendment to the Series B Articles Supplementary is to be determined by the votes of the Series B shareholders alone or, instead, by the votes of Series B and Series C shareholders combined.

B.	Whether the Extrinsic Evidence Resolves the Ambiguity as a Matter of Law

Because the Voting Provision is ambiguous, we may consider relevant admissible extrinsic evidence that illuminates the mutual intent of the parties. To assess the extrinsic evidence, as well as to apply the other principles of contract construction in the context of a corporate charter, we must first identify the parties to the contract containing the provision in question – in this case, the charter and its amendment by the Articles Supplementary.

1.       The Significance of Bear Stearns’ Status as Underwriter

In the Circuit Court, Impac rested its motion for summary judgment on arguments that Bear Stearns, as underwriter of the offering of Series B shares, was a “counterparty” to Impac as to the Articles Supplementary, that Bear Stearns drafted that charter

37 At an extreme, one might imagine an example where the number of subsequently-issued shares of Parity Preferred stock so exceeded the number of Series B shares that a collective vote on a charter amendment adversely affecting only Series B shares could be approved without the affirmative vote of any holder of Series B shares. Indeed, in light of the fact that there were more than twice as many shares of Series C compared to Series B, that theoretical result could have happened here if all Series C shares had voted in favor of the tender offer and consent solicitation even if none of Series B shares had done so.

amendment, and that the facts were undisputed as to what Impac and Bear Stearns mutually intended, leaving only questions of law as to the ramifications of those assertions of fact. In this Court, Impac asserts that whether Bear Stearns acted as a counterparty or in some other capacity as to the Articles Supplementary raises an issue of disputed fact that must be decided by a jury. To address that assertion, we must identify the material facts and determine whether they are genuinely in dispute.

Two documents in the record are material to Impac’s assertions regarding Bear Stearns’ relationship as to Impac vis-à-vis the Articles Supplementary. The first is the underwriting agreement between Impac and Bear Stearns; the second is the Articles Supplementary.

The underwriting agreement is the only contract to which Bear Stearns is a named party. As recounted in Part II.A.3 of this opinion, the underwriting agreement provided that Bear Stearns would offer Impac’s preferred stock to the public as soon as advisable after the stock was issued. Thus, as the Circuit Court put it, the “entire purpose of the underwriting arrangement was for Bear Stearns to resell the stock to others who would be the holders of the stock,” not for Bear Stearns to hold the stock on its own account, as a shareholder.38

38 The underwriting agreement is careful to distinguish the underwriters from the ultimate shareholders. In a clause that addresses successors and assigns, Impac and the underwriters stated that “[n]o other person, partnership, association or corporation (including a purchaser, as such purchaser, from any of the Underwriters) shall acquire or have any right under or by virtue of this Agreement.” The agreement thus viewed a shareholder as an “other person,” not a party to Impac’s contract with Bear Stearns.

Further, the underwriting agreement does not permit an inference that Bear Stearns and Impac had a contractual relationship that was not expressed there but nonetheless could be implied. The parties agreed that the underwriting agreement was their “entire agreement,” that it “supersede[d] all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations with respect to the subject matter hereof,” and that it could only be amended in writing “by all of the parties hereto (with Bear Stearns acting on behalf of the underwriters).”39

The underwriting agreement is thus both material and informative on the question of whether Bear Stearns was a “counterparty” as to the Articles Supplementary. There is no dispute as to its terms.

The Series B Articles Supplementary are also material to Impac’s assertion that the underwriters were parties to the amendment of Impac’s charter, and there is no dispute as to the language of that document, either. In executing the Articles Supplementary for filing with SDAT, Impac’s president “acknowledge[d]” it “to be the corporate act of the Corporation,” not of any other entity, and the Articles Supplementary do not mention Bear Stearns or any other entity as a party to that document. The fact that the underwriting

39 The Circuit Court thus correctly concluded that it is “entirely artificial to portray Bear Stearns as a party to the [Articles Supplementary].” The underwriting agreement also does not support Impac’s assertion that Bear Stearns could be viewed as the drafter of the Voting Provision. The underwriting agreement assigned Bear Stearns no role in that regard. In the underwriting agreement, Impac represented that Impac had prepared the prospectus supplement, that the prospectus conformed to Impac’s charter, and that Impac had filed the necessary charter documents, including the Articles Supplementary, with SDAT.

agreement referred to the Articles Supplementary might make the charter amendment part of the underwriting contract, but it does not make the underwriting agreement part of Impac’s charter.40

Neither document contains any ambiguity on the underwriters’ role that would make material (or even admissible) the testimony of Impac’s and Bear Stearns’ attorneys who stated that they participated, and worked together, in negotiating or drafting the documents related to the Series B offering; to the contrary, the merger clause in the underwriting agreement expressly makes such negotiations irrelevant.

As indicated above, a corporation’s charter is, in essence, a contract between that corporation and its shareholders. Here, the Circuit Court correctly held as a matter of law that Bear Stearns, while an “advisor” to Impac in the formulation of the offering documents, was not a party to the Series B Articles Supplementary and that the shareholders to whom those Articles granted voting rights were Impac’s “counterparties” as to that provision.

2.	The Extrinsic Evidence Material to How a Person in the Shoes of an Impac Shareholder Would Understand the Voting Rights Provision

The summary judgment record before the Circuit Court did not contain much evidence that illuminates the parties’ intentions at the time of the contract. Indeed, that approach is made somewhat artificial by the fact that the Series B shares were not sold

40 To the same effect, neither the prospectus supplement as to Series B nor the April and May 2004 board resolutions makes Bear Stearns a party to the Series B Articles Supplementary.

under any contract that the shareholders had negotiated with Impac – the issuer – at the time of the public offering. In such securities cases, the Delaware Supreme Court has explained,41 “an inquiry into what the parties intended would serve no useful purpose, because it would yield information about the views and positions of only one side of the dispute,” and so “a different interpretive approach is needed – one that will take into account the public securityholders’ legitimate contractual interests.” Bank of N. Y. Mellon v. Commerzbank Capital Funding Trust JI, 65 A.3d 539, 551 (Del. 2013).42 When “the ultimate purchaser of the securities is not a party to the drafting of the instrument which determines her rights, the reasonable expectations of the purchaser of the securities must be given effect.” Kaiser Aluminum Corp. v. Matheson, 681 A.2d 392, 395 (Del. 1996).

Some courts have diverged slightly from the approach taken in Delaware and would accord more weight to the unexpressed views of the drafters of an instrument like the Series B Articles Supplementary.43 That approach, however, risks turning contract language in

41 In the absence of Maryland precedent on a corporate law question, this Court has turned to the decisions of the Delaware courts, which are known “for their expertise in matters of corporate law.” Kramer v. Liberty Property Trust, 408 Md. 1, 24 (2009) (characterizing Delaware law as “highly persuasive” due in part to the expertise of Delaware courts on corporation law).

42 In any event, no witness offered by Impac recalled any negotiations about the Voting Provision. And, as the Circuit Court correctly concluded, neither the opinions formed by Impac’s witnesses about how they now view the shareholders’ voting rights nor the charts showing the voting rights granted by other issuers of preferred stock were probative of the parties’ intentions at the time of the issuance of this stock.

43  E.g., Chesapeake Energy Corp. v. Bank of New York Mellon Trust Co., 957 F.Supp.2d 316 (S.D.N.Y. 2013), rev’d on other grounds, 773 F.3d 110 (2d Cir. 2014). See also Joshua M. Glasser, New York and Delaware’s Surprising Doctrinal Dissonance

this context into a magical incantation whose significance is opaque to all but the initiated. And, in the case at hand, it would contradict the warning in the Series B prospectus supplement that an investor “should rely only on the information contained in” the prospectus and prospectus supplement. See Part II.A.3 of this opinion. That language tells a hypothetical investor, who happens to run into the drafting attorneys on the street and happens to learn their otherwise unexpressed views on the meaning of corporate charter language, to disregard what they say and to rely only on the prospectus itself.

Here, too, an inquiry into the parties’ mutual intent would serve no purpose; Series B shareholders had no part in the adoption of the charter amendment by which Impac authorized the issuance of their stock. We will apply the Matheson approach which, under these circumstances, both approximates Maryland’s objective approach to interpreting a contract and comports with the general principle, both under the securities laws and Maryland’s common law, that an investor may reasonably rely on the issuer’s prospectus and other publicly-disseminated materials about the offering. As the Delaware Supreme Court has pointed out, it is, in some sense, a “specialized application” of the rule of contract interpretation that, in the face of unresolvable ambiguity, construes the contract against the drafter. Commerzbank Capital Funding, 65 A.3d at 552.

The inquiry then becomes (1) what evidence is material to the reasonable expectations of a purchaser of these publicly-issued securities, and (2) is there such

Concerning the Admissibility of Uncommunicated Contractual Intent, 41 Del.J.Corp.L. 859 (2017).

evidence in this record that both is undisputed and entitles Mr. Timm and Camac to judgment as a matter of law? As for materiality, Delaware cases again provide useful guidance on what evidence bears on an investor’s reasonable understanding of a charter provision concerning the investor’s rights. As pointed out in Shiftan v. Morgan Joseph Holdings, Inc., 57 A.3d 928, 935 (Del. Ch. 2012), the types of extrinsic evidence available to aid in the interpretation of “warmly negotiated bilateral agreements,” such as the drafting history, are seldom available to investors who, when purchasing the stock, “must rely on what is publicly available to them to understand their rights as investors.” For that reason, the Shiftan court stated, “the subjective, unexpressed views of entity managers and the drafters who work for them about what a certificate means has traditionally been of no legal consequence” and is “not proper parol evidence.” Id. Stated more broadly, such views, when not expressed or otherwise known to the other party to the contract at the time of the contract, do not illuminate the parties’ mutual intentions. See Truck Ins. Exchange, 288 Md. at 433.

The record in this appeal contains only one document – the Series B prospectus supplement – that addresses the meaning of the Voting Provision and that was publicly available to investors at the time of the Series B public offering of stock. There, under the caption “Prospectus Summary,” Impac described the voting rights of the Series B shareholders without any reference to the votes of the shareholders of any other series:

[T]he affirmative vote of holders of at least two-thirds of the outstanding shares of Series B Preferred Stock will be required to . . . (b) amend, alter or repeal any of the provisions of our charter so as to materially and adversely affect the Series B Preferred Stock . . . .

Although the prospectus summary also refers potential purchasers to a later section of the document for a “more complete description” of shareholders’ voting rights, that later description differed only slightly from the Voting Provision and contained the same ambiguity as the Articles Supplementary. The prospectus summary quoted above is thus the only material extrinsic fact that bears on what a reasonable investor would understand the Voting Provision to mean.

The prospectus summary leads to only one interpretation of the Voting Provision:Impac could not amend its charter in such a way as to materially and adversely affect certain Series B rights and preferences unless Impac had obtained the votes of two-thirds of the outstanding shares of Series B. That meaning is also confirmed by the April 2004 board resolution which, as the Circuit Court noted, was the board’s contemporaneous expression as to its intent as to the voting rights of purchasers of the soon-to-be-offered Series B stock. That resolution did not provide that the votes of any shareholders other than those of Series B stock could be included in the tally of votes on charter amendments affecting Series B preferences. Instead, it provided:

[T]he affirmative vote of holders of at least two-thirds of the outstanding shares of Series B Preferred Stock will be required to . . . (ii) amend, alter or repeal any of the provisions of the Amended and Restated Articles of Incorporation of the Company, as amended and supplemented . . . so as to materially and adversely affect any right, privilege or voting power of the Series B Preferred Stock or the holders thereof . . . .

These two documents establish that the Impac board’s expressed understanding of the Voting Provision at the time the company issued the Series B shares converged with the understanding that a reasonable investor would have gleaned from the prospectus summary at that same time. Because these documents resolve the ambiguity in the Voting Provision, we need not resort to the canon of interpretation that permits a court to construe a contract against its drafter when extrinsic evidence fails to illuminate the parties’ intent at the time of the execution of the contract. Matter of Collins, 468 Md. 672, 692 (2020).

We also agree with the Circuit Court that the extrinsic evidence that it discounted – the opinion of a securities attorney on the meaning of the Voting Provision, the recollections of the Impac and Bear Stearns attorneys about their subjective, unexpressed intentions when they were working on the public offering, the charts prepared for this litigation that compare the Voting Provision to voting provisions applicable to shareholders of preferred stock of other entities, Impac’s conduct of the election in 2009 as indicative of its interpretation – was not material to determining the reasonable expectations of a purchaser of the Series B shares.

Finally, even if we were to conclude that the relevant admissible extrinsic evidence did not resolve the ambiguity in the Voting Provision and resorted to construing the provision against the drafter, we would reach the same result. For the reasons explained earlier, Impac – not the shareholders – would be considered to be the author of the Voting Provision and, so, were we to apply that rule of interpretation, we would construe the provision against Impac.

IV

Conclusion

For the reasons set forth above, we hold that:

(1)   The Voting Provision in the original Series B Articles Supplementary is ambiguous.

(2)  The extrinsic evidence relating to the Voting Provision that is relevant and admissible as to the understanding of that language by a reasonable shareholder resolves that ambiguity as a matter of law in favor of separate voting by Series B shareholders in the 2009 tender offer and consent solicitation.

(3)  Even if one were to conclude that the Voting Provision remained ambiguous after consideration of extrinsic evidence, the relevant language would be construed against the drafter – i.e., Impac – with the same ultimate result.

Accordingly, given that fewer than two-thirds of the Series B shareholders consented to the proposed 2009 amendments to the Series B Articles Supplementary, those amendments were not validly adopted. The Circuit Court’s awards of declaratory and injunctive relief were appropriate.

JUDGMENT OF THE COURT OF SPECIAL APPEALS AFFIRMED. COSTS TO BE PAID BY THE PETITIONER.

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